Exhibit 99.2

INSTALLED BUILDING PRODUCTS ANNOUNCES ACQUISITION OF INSULATION INSTALLER IN NORTHEAST

Columbus, Ohio, March 25, 2014. Installed Building Products, Inc. (the “Company” ) (NYSE: IBP), an industry-leading installer of insulation products, announced today that the Company completed the acquisition of U.S. Insulation Corp., a Connecticut-based installer of fiberglass and spray foam insulation and complementary products including gutters and waterproofing. U.S. Insulation Corp. has primarily served the Hartford and Danbury, Connecticut areas through two branches for nine years and has an established and respected market presence, with net revenue of approximately $9 million for its full fiscal year ended December 31, 2013.

“We are pleased to announce the addition of U.S. Insulation Corp. to the IBP team as we continue to expand our national platform,” stated Jeff Edwards, Chairman and Chief Executive Officer of IBP. “The addition of these two established branch locations deepens our presence in the New York Tri-State region and we expect these locations to contribute positively to our overall operations immediately.”

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family residential, multifamily, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the impact of the acquisition of U.S. Insulation Corp. on and its contributions to our operations. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net